EXHIBIT 99.22

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT, dated as of [_____], 2004, by and among Foster Wheeler Ltd, a Bermuda company, Foster Wheeler LLC, a Delaware limited liability company (collectively, the “Companies,” and each, individually, a “Company”), and the undersigned beneficial owners (or investment managers or advisors for the beneficial owners) of the Convertible Notes (as defined below), the Robbins Bonds (as defined below), the Trust Securities (as defined below) and the 2005 Notes (as defined below, and collectively with the Convertible Notes, the Robbins Bonds and the Trust Securities, the “Securities”) identified on Schedule 1 on the date of this Agreement and each other beneficial owner (or investment managers or advisors for the beneficial owners) of the Securities that executes a counterpart signature page to this Agreement after the date of this Agreement, as provided in Section 25 (collectively, the “Security Holders”, and each, individually, a “Security Holder”).

For purposes hereof, all references in this Agreement to Security Holders or parties that are “signatories to this Agreement” shall mean, as of any date of determination, those Security Holders or parties, as the case may be, who executed and delivered this Agreement as an original signatory on or before the date of this Agreement, together with those additional Security Holders or parties, as the case may be, who, after the date of this Agreement but on or before such date of determination, became party to this Agreement by executing and delivering counterpart signature pages, as provided in Section 25.  After the date of this Agreement, when Security Holders become signatories to this Agreement, Schedule 1 shall be deemed updated to include the Securities held by such Security Holder.

WHEREAS, the Companies are seeking to cause the Restructuring (as defined below) substantially as reflected in the Form S-4 (as defined below), which sets forth the terms and conditions of the Exchange Offer (as defined below); and

WHEREAS, the Companies and the Security Holders desire that the Companies conduct the Exchange Offer and the issuance of the Upsized Notes (as defined below) as soon as practicable on the terms described in the Form S-4 to accomplish the Restructuring.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the signatories to this Agreement hereby agrees as follows:

1.             Definitions.  The following terms shall have the following meanings:

“2005 Notes” means the 6 ¾% Notes due November 15, 2005, in a currently outstanding aggregate principal amount of approximately $200,000,000 issued by Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) pursuant to the 2005 Notes Indenture.

“2005 Notes Indenture” means the Indenture dated as of November 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 25, 2001 and the Second Supplemental Indenture dated as of August 16, 2002, between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC), the subsidiary co-obligors and guarantors named therein, and Harris Trust and Savings Bank (as succeeded by BNY Midwest Trust Company), as trustee.

“Agreement” means this Lock-Up Agreement, including the Schedules and each Annex hereto (including any agreements incorporated herein or therein).

“Bonus Resolution” means the resolution by the board of directors of Foster Wheeler, Ltd. required by Section 3(c) of the Certificate of Designation, in substantially the form of Exhibit A thereto.

“Business Day” means any day excluding Saturday, Sunday, a federal holiday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

“Certificate of Designation” means the Certificate of Designation relating to the Preferred Stock.

“Common Stock” means the Common Shares, par value $1.00 per share (and after the Par Value Reduction, par value $0.01 per share) of Foster Wheeler Ltd.

“Company SEC Documents” means all forms, reports, schedules, statements and other documents, including the Form S-4, as supplemented and amended since the time of filing through the date hereof, filed by each Company with the Commission under the Exchange Act or the Securities Act.

“Convertible Notes” means the 6.50% Convertible Subordinated Notes due 2007, in a currently outstanding aggregate principal amount of approximately $210,000,000 issued by Foster Wheeler Ltd. pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture dated as of May 31, 2001, as amended by the First Supplemental Indenture dated as of February 20, 2002, among Foster Wheeler Ltd., Foster Wheeler LLC, as guarantor, and BNY Midwest Trust Company, as trustee.

“Equity Securities” has the meaning specified in Section 9(p).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Commission”).

“Exchange Offer” means (i) the offer by Foster Wheeler Ltd. to holders of the Convertible Notes and Robbins Bonds to exchange Common Stock and/or Preferred Stock for the Convertible Notes and Robbins Bonds, respectively, (ii) the offer by Foster Wheeler Ltd. to holders of the Trust Securities to exchange Common Stock and/or Preferred Stock and Warrants for the Trust Securities, and (iii) the offer by Foster Wheeler LLC and Foster Wheeler Ltd. to holders of the 2005 Notes to exchange Common Stock and/or Preferred Stock and the Rollover Notes for the 2005 Notes, in each case upon terms substantially as set forth in the Form S-4.

“Exit Funding Agreement” means that certain agreement dated as of October 15, 1999 between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) and Suntrust Bank, Central Florida, National Association, as trustee, relating to the Robbins Bonds.

“Form S-4” means the Registration Statement on Form S-4 (No. 333-107054) of the Companies and certain of their subsidiaries, as declared effective by the Commission on June 9, 2004, as amended by Post Effective Amendment No. [1] and combined with Registration Statement on Form S-4 (No. 333-[       ]), as declared effective by the Commission on [          ], 2004, including the documents incorporated by reference therein, and attached hereto as Annex A.

“Increase of Capital” shall have the meaning assigned to such term in the Certificate of Designation.

“Material Adverse Effect” shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to or otherwise could reasonably be expected to materially adversely affect the business, assets (including intangible assets), properties, condition (financial or otherwise), or results of operations of the Companies and their subsidiaries taken as a whole or the ability of the Companies to perform their obligations under this Agreement.

“Minimum Tender Condition” means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn (i) not less than 90% in aggregate principal amount of the Convertible Notes outstanding on the date of the expiration of the Exchange Offer; (ii) not less than 90% in aggregate principal amount of the 2009 Series C Robbins Bonds and Series D Robbins Bonds outstanding on the date of the expiration of the Exchange Offer; (iii) not less than 20% in aggregate principal amount of the 2024 Series C Robbins Bonds outstanding on the date of the expiration of the Exchange Offer; (iv) not less than 90% in aggregate principal amount of the 2005 Notes outstanding on the date of the expiration of the Exchange Offer and (v) not less than 75% in aggregate liquidation amount of the Trust Securities outstanding on the date of the expiration of the Exchange Offer.

“New Notes Indenture” means one or more indentures to be entered into by Foster Wheeler LLC, Foster Wheeler Ltd., Foster Wheeler Holdings Ltd., the subsidiary guarantors named therein and the trustee named therein, relating to the Rollover Notes and the Upsized Notes.

“Par Value Reduction” shall have the meaning assigned to such term in the Certificate of Designation.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Preferred Stock” means the Series B Convertible Preferred Shares of Foster Wheeler Ltd. to be issued in the Restructuring, which shall be optionally convertible into shares of the

Common Stock upon the affirmative majority vote of its shareholders to increase the share capital of Foster Wheeler Ltd. and to approve the Par Value Reduction as set forth in the Form S-4.

“Restructuring” means the restructuring of the debt and equity capital of the Companies substantially as set forth in the Form S-4.

“Robbins Bonds” means the 2009 Series C Robbins Bonds, the 2024 Series C Robbins Bonds and the Series 1999D Bonds (as such term is used in the Exit Funding Agreement) in a currently outstanding aggregate principal amount of approximately $109,000,000 supported by the Exit Funding Agreement.

“Rollover Notes” means the Fixed Rate Senior Secured Notes due 2011, in an aggregate principal amount of approximately $150,000,000 to be issued by Foster Wheeler LLC pursuant to the New Notes Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

“Series A Junior Participating Preferred Stock” means the Series A Junior Participating Preferred Shares of Foster Wheeler Ltd, par value $1.00 per share.

“Solicitation Materials” means the Form S-4 and any other solicitation materials filed with the Commission under Rule 425 of the Securities Act relating to the Form S-4 and the Exchange Offer.

“Third Amended and Restated Term Loan and Revolving Credit Agreement” means the Third Amended and Restated Term Loan and Revolving Credit Agreement dated as of August 2, 2002 among Foster Wheeler LLC, Foster Wheeler USA Corporation, Foster Wheeler Power Group, Inc., Foster Wheeler Energy Corporation, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent, as amended prior to the date hereof.

“Transfer” means to, directly or indirectly, (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, the subject matter of the Transfer, or the act thereof (~~in each case, other than, in the case of the Securities, to the Companies pursuant to the Restructuring).~~

“Trust Securities” means the 9.00% Preferred Securities, Series I in a currently outstanding liquidation amount of $175,000,000 issued by FW Capital Trust I and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC.

“2009 Series C Robbins Bonds” means the Series 1999C Bonds (as such term is used in the Exit Funding Agreement) due October 15, 2009.

“2024 Series C Robbins Bonds” means the Series 1999C Bonds (as such term is used in the Exit Funding Agreement) due October 15, 2024.

“Upsized Notes” means the Fixed Rate Senior Secured Notes due 2011, in an aggregate principal amount of approximately $120,000,000 to be issued by Foster Wheeler LLC pursuant to the New Notes Indenture.

“Warrants” shall have the meaning assigned to such term in the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement to be entered into between Foster Wheeler Ltd. and Mellon Investor Services LLC, as Warrant Agent, in connection with the warrants to be issued pursuant to the Exchange Offer.

2.             Agreement to Complete the Restructuring.  Subject to the terms and conditions of this Agreement, including the Companies’ rights under Section 6(b)(v) hereof, each Company agrees to use its commercially reasonable best efforts to complete the Restructuring through the Exchange Offer or otherwise in accordance with Section 8.

3.             The Companies’ Obligations to Support the Restructuring.  Unless this Agreement is terminated in accordance with its terms, including pursuant to Section 6(b)(v) hereof:

(a)           Each Company agrees to use its commercially reasonable best efforts to do all things reasonably necessary and appropriate in furtherance of the Exchange Offer, including the following:

(i)                                     as promptly as practicable, and in any event within 2 Business Days after the date hereof, to commence the Exchange Offer;

(ii)                                  as promptly as practicable, (i) prepare the Solicitation Materials, in form and substance consistent with the Form S-4 in all material respects, except to the extent otherwise consented to by the Security Holders as permitted hereby, (ii) use its commercially reasonable best efforts to respond to any Commission or state securities commission comments on the Solicitation Materials including the Form S-4 in order to maintain the effectiveness of the Form S-4 and provide to the Security Holders and their representatives reasonable opportunity to review and comment on any Commission comments on the Solicitation Materials including the Form S-4 and any amendments thereto, and any Company responses thereto, (iii) not file any post effective amendments to the Form S-4 that change any terms of the Exchange Offer or the Restructuring (including any of the terms and conditions of the Rollover Notes or the Upsized Notes), without the prior consent of each Security Holder, which consent shall not be unreasonably withheld; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement, (iv) provide to the Security Holders and their representatives a reasonable opportunity to review and approve any material changes to the Solicitation

Materials, such approval not to be unreasonably withheld or delayed and in any event provided within five Business Days; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement, (v) disseminate the Solicitation Materials as required by law, and (vi) not extend the solicitation period of the Exchange Offer if the Minimum Tender Condition has been satisfied or waived by the Security Holders as provided herein (and in no event for more than 60 days after commencement of the Exchange Offer as contemplated by this Agreement) without the prior consent of each Security Holder, which consent shall not be unreasonably withheld or delayed and in any event provided within five Business Days; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement and provided further that the Company shall be permitted to conduct a subsequent offering period in accordance with the terms of Rule 14d-11 under the Exchange Act and the terms of the Form S-4; and

(iii)                               as promptly as practicable after the commencement of the Exchange Offer, and subject to the satisfaction or waiver of the conditions precedent to the Exchange Offer, to consummate the Exchange Offer, and all related transactions.

(b)           Each Company agrees that it shall not waive any conditions to or otherwise modify any material terms or conditions of the Exchange Offer set forth in the Form S-4 without the prior written consent of each Security Holder; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement; provided further, that each Company agrees that upon the direction of the Security Holders holding not less than two thirds in aggregate principal amount outstanding of the Securities held by all Security Holders listed on Schedule 1 hereto, it will waive the Minimum Tender Condition to facilitate consummation of the Exchange Offer, and that if the Minimum Tender Condition is so waived or otherwise satisfied each Company shall use its commercially reasonable best efforts to consummate the Exchange Offer and all related transactions as soon as practicable.  It is understood and agreed that any increase in the fees payable to any broker, dealer or Security Holder in connection with the Exchange Offer shall be deemed to be a modification of a material term thereof and, accordingly, shall require the consent of each Security Holder.

(c)           Each Company shall not, without the prior written consent of each Security Holder: (i) initiate any exchange offer for the Securities, except the Exchange Offer substantially as described in the Form S-4 (as amended with the consent of the Security Holders as provided herein), or (ii) otherwise seek to restructure or recapitalize, or negotiate or provide confidential information to any Person known by either Company to be contemplating an alternative plan of restructuring or recapitalization with any other party, except through the Restructuring in accordance with the Form S-4, except under the alternative implementation structure as described herein; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement.

(d)           Each Company further agrees that it will not object to, nor otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring, subject to Section 6(b)(v).

(e)           If (i) either Company enters into a lock-up or similar agreement with another holder of Securities with respect to or relating in any way to a restructuring, recapitalization or exchange offer and (ii) such agreement contains any term, provision or condition that is either more favorable to such holder of Securities or other party in interest or more restrictive or onerous to the Companies than those contained (or not contained) in this Agreement, then the Security Holders shall have the benefit of such term, provision or condition as if it were fully set forth herein and as if the Security Holders were signatories to such other agreement for the purpose of making such term, provision or condition legally valid, binding and enforceable by and between the Security Holders and the Companies.

4.             Security Holders’ Obligations to Support the Restructuring.  Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect:

(a)           Each Security Holder agrees with each of the other parties to this Agreement: (i) to deliver its properly completed and duly executed letter of transmittal (as such term is used in the Form S-4 under “The Exchange Offer and Consent Solicitation — General”) (or a facsimile thereof) and its Securities as required by the instructions to the letter of transmittal pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Form S-4 within five Business Days after receipt of the relevant letters of transmittal by the individuals listed on Schedule 5 hereto and who are responsible for this Agreement at such Security Holder; and (ii) so long as the Exchange Offer conforms with the terms of the Form S-4 (as amended with the consent of the Security Holders provided herein), not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms.

(b)           Each Security Holder agrees not to Transfer any of the Securities held by it, in whole or in part; provided, that each Security Holder may (i) Transfer any of the Securities held by it to any Person that agrees in writing to be bound by the terms of this Agreement, (ii) Transfer any of the Securities held by it in the form of a pledge of such Securities which does not purport to Transfer the voting or tender rights of the holder of such Securities and (iii) convert any of the Securities held by it in accordance with the terms thereof.  Any Transfer of the Securities in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, which right shall remain with and be exercised only by the purported transferor (except in the case of any Transfer pursuant to the exercise by any pledgee of its rights under any existing pledge of any of the Securities).

(c)           Each Security Holder agrees that it will not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer or exchange offer for the Securities other than the Exchange Offer.

(d)           Each Security Holder further agrees that, so long as this Agreement is effective and has not been terminated in accordance with Section 6 hereof, it will not object to, nor otherwise commence any proceeding to oppose, the Restructuring.  Accordingly, so long as this Agreement is in effect, each Security Holder agrees that it shall not (i) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, amalgamation, consolidation, dissolution or restructuring of either of the Companies, or (ii) commence or support any action filed by any party in interest to appoint a trustee, conservator, receiver or examiner for either of the Companies, or otherwise to commence an involuntary bankruptcy case against either of the Companies.

(e)           Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) a Security Holder is an investment advisor or manager (the “Advisor”) of a discretionary account (an “Account”) that holds Securities and (ii) the owner of an Account directs the Advisor to liquidate, transfer, or dispose of the Account or any Securities contained therein or to take any action that is inconsistent with this Agreement, this Agreement shall be deemed automatically terminated with respect to such Account without any further action of any party and the Advisor shall notify the Companies in writing within three Business Days of such occurrence.

(f)            Each Security Holder further agrees that any Securities owned on the date hereof or acquired by such Security Holder following the date of this Agreement shall be subject to the terms and conditions of this Agreement.

5.             Condition Precedent to Effectiveness.  The effectiveness of this Agreement shall be subject to the payment of any outstanding invoices for fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy LLP, with respect to which invoices have been delivered to Foster Wheeler Ltd. on or before [_____], 2004.

6.                                      Termination.

(a)           Except as otherwise provided in Section 13, if either of the Companies changes the terms of the Restructuring, as reflected in the Form S-4, in any manner whatsoever that modifies, amends, or alters the treatment of, consideration to or distribution to holders of Securities, Common Stock, any other claims or equity interests against or in the Companies, or other Persons except in accordance with this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, unless the Restructuring, consistent in all material respects with the Form S-4, has been consummated as provided in this Agreement, except as otherwise provided in Section 8 and Section 13, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

(i)                                     the 65th calendar day following the commencement of the Exchange Offer, if the Exchange Offer has not been consummated by such 65th calendar day;

(ii)                                  the 2nd Business Day following the date hereof, if the Exchange Offer has not been commenced by the end of such Business Day;

(iii)                               receipt of written notice from either of the Companies or any Security Holder of the intention to terminate this Agreement upon the occurrence of a material breach, in the case of notice by either of the Companies, by any Security Holder and, in the case of notice by any Security Holder, by either of the Companies, of its respective obligations, representations or warranties under this Agreement that is not, by its terms, curable or that is, by its terms, curable and is not cured by the earliest to occur of (i) the 10th calendar day after notice of such breach or (ii) the fourth Business Day prior to the last date (as may be extended) for withdrawal of securities and/or revocation of consents under the Exchange Offer;

(iv)                              the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving either of the Companies;

(v)                                 receipt of written notice from either of the Companies of its intention to terminate this Agreement due to a good faith determination by its board of directors that such termination is required by its fiduciary duty to the Company, its shareholders and/or creditors based upon advice received from counsel;

(vi)                              receipt of written notice from Security Holders representing a majority in principal amount outstanding of the Securities terminating this Agreement due to Foster Wheeler LLC’s continuing failure to pay for three Business Days after written notice of such failure has been received by Foster Wheeler LLC, as required, the fees and expenses incurred by Saybrook Restructuring Advisors, LLC or Milbank, Tweed, Hadley & McCloy LLP, within the periods set forth in the relevant agreements between Foster Wheeler LLC and such parties executed in anticipation of the Restructuring;

(vii)                           the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Companies seeking to enjoin, restrict, modify or prohibit the Exchange Offer or the issuance of the Upsized Notes; and

(viii)                        either of the Companies or any Security Holder becoming aware of a determination by a governmental agency that the securities to be issued pursuant to the Form S-4 will not be freely tradable (other than solely with respect to any particular holder, due to such holder’s status as an affiliate of either of the Companies, as such term is used in Rule 144 under the Securities Act).

7.             Termination Fee.  In the event that this Agreement is terminated pursuant to Section 6(b)(v) above, the Companies shall pay in cash to each Security Holder that has signed this Agreement and has not breached this Agreement a termination fee equal to 2.5% of the principal amount of any securities then held by such Security Holder; provided, that the aggregate amount of such fee paid to all such Security Holders shall not exceed $10,000,000.

8.             Alternative Implementation.

In the event that the Exchange Offer is not consummated within five days of the expiration of the solicitation period (which expiration date shall be no later than the 60th calendar day following the commencement of the Exchange Offer, unless extended with the consent of each Security Holder), the Companies shall (i) seek to consummate, as soon as practicable following such expiration, the same economic transactions contemplated by the Exchange Offer through an alternative implementation structure that is reasonably likely to succeed, and (ii) if the Companies (x) fail to commence such alternative implementation structure within 30 days following the expiration of the solicitation period or (y) fail to pursue and consummate such alternative implementation structure, pay in cash to each holder who tendered 2005 Notes, Convertible Notes or Robbins Bonds in the Exchange Offer prior to its expiration a termination fee equal to 2.5% of the principal amount of any such securities tendered.

9.             Covenants of the Companies.  Each Company hereby covenants and agrees:

(a)           to obtain all regulatory, governmental, administrative and other third party consents or approvals necessary for the consummation of the Exchange Offer;

(b)           to cause the Exchange Offer and all other transactions contemplated by this Agreement to comply with all applicable Federal and state securities laws;

(c)           to provide to the Security Holders opinions in connection with the consummation of the Exchange Offer in form and substance reasonably satisfactory to Milbank, Tweed, Hadley & McCloy LLP, including the forms attached as Annexes B-1 through B-[___] hereto;

(d)           that it shall (i) provide to the Security Holders such information and access to management, agents and accountants of the Companies as any Security Holder may reasonably request, provided, that any such information provided shall not affect any Security Holder’s right to rely on the representations and warranties given by each Company under this Agreement, and (ii) promptly notify the Security Holders of any change in such information or any event that could reasonably be expected to result in a Material Adverse Effect;

(e)           that it shall provide notice to the Security Holders of any breach of this Agreement and seek to cure the same, in each case as promptly as practicable;

(f)            that during the effectiveness of this Agreement and until such time as the actions described in Section 9(g) hereof are successfully completed, without the prior consent of each Security Holder and other than in accordance with the terms of the Restructuring and/or disclosed in the Form S-4; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement and provided further, that this paragraph 9(f) shall not apply to the transactions identified on Schedule 2 hereto:

(i)                                     each Company shall not directly or indirectly, and shall cause each of its direct and indirect subsidiaries not to directly or indirectly, engage in, agree to, or consummate any transaction outside the ordinary course of its business, including without limitation, any merger, acquisition, other business combination, security issuance, or sale or lease of assets, outside the ordinary course of business;

(ii)                                  without limiting the generality of paragraph 9(f)(i) above, each Company shall not directly or indirectly, and shall cause each of its direct and indirect subsidiaries not to directly or indirectly, do or permit to occur or suffer to exist any of the following: (A) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests including without limitation partnership interests or capital stock; (B) amend or propose to amend their respective articles of incorporation, partnership agreement, operating agreement or comparable organizational documents; (C) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of their equity interests including without limitation partnership or membership interests or capital stock (except intercompany dividends and distributions); (D) redeem, purchase or acquire or offer to acquire any of their equity interests including without limitation partnership or membership interests or capital stock; (E) acquire, transfer or sell (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division that would be material to such Company or material assets thereof; (F) incur any indebtedness for borrowed money or issue any debt securities outside the ordinary course of business, except in connection with any restructuring of existing indebtedness on terms more favorable to such Company than such existing indebtedness; provided, that drawings may be made under existing credit facilities to the extent credit is currently available under such facilities; (G) grant any lien, pledge, charge, mortgage, or other encumbrance on any asset other than (i) ”Permitted Liens” as such term is used in the Third Amended and Restated Term Loan and Revolving Credit Agreement, and (ii) where any such lien, pledge, charge, mortgage, or other encumbrance secures indebtedness that would be permitted under clause (F) above but only to the extent that the assets subject to any such lien, pledge, charge, mortgage or other encumbrance secured the existing indebtedness referred to in such clause (F); (H) other than in the ordinary course of business and subject to the terms of such plan or arrangement as in effect on [           ], 2004, adopt, enter into, amend, modify, terminate, make grants under or propose to do any of the foregoing to, any equity employee benefit plan or equity compensation arrangement other than in order to comply with local law requirements; (I) amend or modify any outstanding stock option grant, (other than a proportionate reduction in number of shares and increase in exercise price, in the case of the reverse split referred to in Section 9(h)) or, other than in the ordinary course of business under an existing arrangement, enter into or propose to enter into any transactions with any officers, directors or 5% stockholders of either Company or entities controlled by or under common control with such persons (other than the Restructuring); (J) incur or propose to incur capital expenditure in excess of $1,000,000 above the amount of capital expenditures budgeted for in each Company’s current fiscal year; or (K) enter into or modify any agreement, arrangement or understanding with respect to any of the matters set forth in this paragraph 9(f)(ii); and

(iii)                               each shall, and shall cause each of their direct and indirect subsidiaries to, (A) maintain its compliance or good standing as applicable under the laws of the state or other jurisdiction in which it is organized unless failure to maintain such good standing would not, and would not reasonably be expected to, result in a Material Adverse Effect; (B) notify the Security Holders of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated or threatened) which could reasonably be expected to have a Material Adverse Effect; (C) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of each Company and its subsidiaries, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers and employees of each Company and its subsidiaries, (iii) maintain the assets and properties of each Company and its subsidiaries in good working order and condition, ordinary wear and tear excepted, and (iv) maintain the goodwill of customers, suppliers, lenders and other persons to whom each Company or any subsidiary sells goods or provides services or with whom each Company or any subsidiary otherwise has significant business relationships; (D) except to the extent required by applicable law (including applicable rules and regulations), (i) cause the books and records of each Company to be maintained in the usual, regular and ordinary manner, (ii) not permit any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of each Company or any subsidiary, or (y) any method of calculating any bad debt, contingency or other reserve of each Company or any subsidiary for accounting, financial reporting or tax purposes and (iii) not permit any change in the fiscal year of each Company or any subsidiary; (E) use commercially reasonable efforts to maintain in full force and effect substantially the same levels of insurance coverage as is currently in place subject to settlements with insurance carriers regarding asbestos liability coverage; and (F) comply, in all material respects, with all laws and orders applicable to the business and operations of each Company and its subsidiaries unless failure to comply would not, and would not be reasonably expected to, result in a Material Adverse Effect, and promptly following receipt thereof to give the Security Holders copies of any notice received from any governmental or regulatory authority or other person alleging any violation of any such law or order to the extent such violation could reasonably be expected to result in a Material Adverse Effect;

(g)           that, within five Business Days following the consummation of the Exchange Offer, (i) the board of directors of Foster Wheeler Ltd. shall have increased the number of directors from seven to eight and, until the actions described in clause (iii) of this paragraph (g) have been taken, the board of directors of Foster Wheeler Ltd. shall not increase the number of directors to more than eight; (ii) three of the six incumbent independent directors shall have resigned; and (iii) the continuing members of the board shall have nominated and appointed four directors of such board of directors to be proposed by the ad hoc bondholders committee that are in each case independent of management and are reasonably acceptable to the continuing members of the board of directors of Foster Wheeler Ltd.; without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to take any of the actions described in, or takes any action prohibited under, this paragraph (g), it shall pay the distributions set forth in Section 6(c) of the Certificate of Designation, as and when the same are due and payable and regardless of whether declared by the board of directors of Foster Wheeler Ltd.; notwithstanding the foregoing, Foster Wheeler Ltd. shall not be required to pay any distribution under this paragraph (g) unless the Security Holders party to this Agreement have delivered to Foster Wheeler Ltd. the names and resumes of no less than seven potential nominees that are, in each case, independent of management, and are reasonably expected to be reasonably acceptable to the continuing members of the board, on or before the date that is two weeks prior to the date such distributions would have otherwise been required to be paid pursuant to this paragraph (g);

(h)           that Foster Wheeler Ltd. shall (i) as soon as practicable following the consummation of the Exchange Offer and in any event no later than 30 calendar days thereafter, file a preliminary proxy statement with the Commission regarding meetings of its shareholders in order to recommend adoption and approval of the following actions: (A) effecting the Par Value Reduction and (B) increasing the authorized capital of Foster Wheeler Ltd. by the creation of an additional [_____] shares of Common Stock or such greater amount and number of shares of Common Stock as may be necessary to ensure the conversion of Preferred Stock into shares of Common Stock (taking into account any outstanding warrants, options and similar rights for which Common Stock has been or may be separately reserved) as set forth in the Form S-4, pursuant to Bye-law 46 of its Bye-laws and the Companies Act 1981 of Bermuda, and (C) pursuant to Bye-law 46 of its Bye-laws, authorize a reverse split of its Common Stock on a proportionate one-for-twenty basis; provided that such reverse split shall be effective subject to and following the shareholder votes on the matters set forth in (A) and (B) above (without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to take the actions described in clause (i) of this paragraph (h), it shall pay the distributions set forth in Section 6(d) of the Certificate of Designation, as and when the same are due and payable and regardless of whether declared by the board of directors of Foster Wheeler Ltd.), (ii) use its commercially reasonable best efforts to prepare and, within five Business Days after receiving clearance from the Commission, to mail a definitive proxy statement regarding such meetings to its shareholders (without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to mail such proxy it shall pay the distributions set forth in Section 6(e) of the Certificate of Designation, as and when the same are due and payable and regardless of whether declared by the board of directors of Foster Wheeler Ltd.), and to convene such meetings as soon as practicable and in any event no later than November 30, 2004 (without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to convene such meetings by such date, it shall pay the distributions set forth in Section 6(f) of the Certificate of Designation), and (iii) take all steps necessary to adopt the appropriate amendments to its organizational documents to effect such actions, including (A) adopting board resolutions recommending such actions, (B) distributing timely notice of such meetings to its shareholders, (C) complying with applicable proxy solicitation requirements as soon as practicable, and (D) if a quorum is not present on the scheduled date of any such meeting, postponing and reconvening such meeting at least twice and (E) with respect to the action described in Section (h)(i)(A), duly convening and holding a separate general meeting of the holders of Common Shares (without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to take any of the actions described in clause (iii) of this paragraph (h), it shall pay the distributions set forth in Section 6(h) of the Certificate of Designation, as and when the same are due and payable and regardless of whether declared by the board of directors of Foster Wheeler Ltd.);

(i)            to use its commercially reasonable best efforts to (i) list the Common Stock on the New York Stock Exchange or the NASDAQ Stock Market as promptly as practicable; provided that Foster Wheeler Ltd. shall not be obligated to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria; (without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to use its commercially reasonable best efforts take such actions as may be required under clause (i) of this paragraph (i), it shall pay the distributions set forth in Section 6(g) of the Certificate of Designation), (ii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the Preferred Stock on the OTC Bulletin Board or, at such time as Foster Wheeler Ltd. meets the applicable listing criteria, list the Preferred Stock on the New York Stock Exchange or the NASDAQ Stock Market, in each case as promptly as practicable if the Preferred Stock does not become convertible into Common Stock on or prior to November 30, 2004, provided that, after the Preferred Stock has become convertible, the Company will not apply to list, and if listed, shall use its reasonable best efforts (which in any event shall include any action within the Company’s control) to promptly delist, the Preferred Stock; provided further that Foster Wheeler Ltd. shall not be obligated to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria and (iii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the Warrants on the OTC Bulletin Board or, at such time as Foster Wheeler Ltd. meets the applicable listing criteria, list the Warrants on the New York Stock Exchange or the NASDAQ Stock Market; in each case as promptly as practicable, provided that Foster Wheeler Ltd. shall not be obligated to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria (without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to use its commercially reasonable best efforts take such actions as may be required under clause (i) of this paragraph (i), to cooperate under clause (ii) of this paragraph (i), as it relates to the listing but not the delisting of Preferred Stock, or to cooperate under clause (iii) of this paragraph, it shall pay the distributions set forth in Section 6(g) of the Certificate of Designation, as and when the same are due and payable and regardless of whether declared by the board of directors of Foster Wheeler Ltd.);

(j)            to use its commercially reasonable best efforts to obtain a rating of the Rollover Notes as promptly as practicable after the date hereof by Moody’s Investors Service, Inc. or Standard & Poor’s (but not as a condition to consummation of the Exchange Offer);

(k)           to ratify and not terminate the engagement letters entered into by the Companies and Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy LLP, respectively, and to pay the fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy LLP, to the extent not previously paid in accordance with the terms of such engagement letters, upon consummation of the Exchange Offer;

(l)            to enter into registration rights agreements if requested by any Security Holder that may be considered an affiliate of the Companies as a result of the Securities held by such Security Holder on the date that the Exchange Offer is consummated, in substantially the form attached as an exhibit to the Form S-4;

(m)          that if any law, rule or regulation relating to restrictions on takeovers becomes applicable to the transactions contemplated by the Restructuring, the Companies shall promptly take all necessary actions in connection with resolving any investigation or other inquiry concerning such transactions and use their commercially reasonable best efforts to eliminate the effects thereof;

(n)           that the Rights Plan dated May 21, 2001 of Foster Wheeler Ltd. shall have been amended to cause the rights thereunder to become unexercisable prior to the consummation of the Exchange Offer;

(o)           that the board of directors of Foster Wheeler Ltd. is required (i) to adopt the Bonus Resolution on the date the Certificate of Designation is approved by the board of directors of Foster Wheeler Ltd. in final form and (ii) following its adoption, the Company is required (x) to refrain from taking any action to impair, rescind or alter the Bonus Resolution following its adoption in accordance with Section 3(c) of the Certificate of Designation and (y) to at all times after the Increase in Capital reserve that number of Common Shares sufficient to allow, and maintain sufficient share premium to effect, the Bonus Issue.  Without limiting and in addition to the Security Holder’s right to seek specific performance of this Agreement, if Foster Wheeler Ltd. fails to take an action as may be required by (or takes any action prohibited by) the first sentence of this paragraph (o), it shall pay the distributions set forth in Section 6(i) of the Certificate of Designation; and

(p)           (i) that Foster Wheeler Ltd. will at all times reserve and keep available, free from any preemptive rights, out of its authorized and unissued share capital, solely for the purpose of issue upon exercise of the Warrants, such number of shares of the Company (taking into account any outstanding warrants, options and similar rights for which Common Stock has been or may be separately reserved) as shall then be issuable upon the exercise of all outstanding Warrants (“Equity Securities”); (ii) that all Equity Securities which shall be so issuable shall, upon such issue, be duly authorized, validly issued, fully paid and non-assessable (the latter term meaning solely that no further sums are required to be paid by the holders of Equity Securities in connection with the issuance of such securities); (iii) that if any Equity Securities, required hereunder to be reserved for the purpose of issue upon exercise of the Warrants, require registration with or approval of any governmental authority under any federal or state law before such Equity Securities may be issued upon exercise of Warrants, the Company will use its commercially reasonable best efforts to cause such Equity Securities to be duly registered, or approved, as the case may be, and, to the extent practicable, take all such action in anticipation of and prior to the exercise of the Warrants, including, without limitation, filing or maintaining an appropriate registration statement, necessary to permit a public offering of the securities underlying the Warrants at any and all times during which the Warrants are exercisable.

10.          Representations and Warranties.

(a)           Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i)                                     if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii)                               the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates; (B) violate any provision of its certificate of incorporation or bylaws or other organizational documents or those of any of its material subsidiaries (including, with respect to each Company, any statutory or other restrictions on takeovers); (C) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments; or (D) with respect to each Company, accelerate or result in an obligation to make payments, forgive any indebtedness for borrowed money or otherwise contribute money under any of its benefit plans or other material contractual obligations including any change of control that may be caused by the Restructuring, except in the cases of clauses (A), (C) and (D) which would not have and would not be expected to have a Material Adverse Effect;

(iv)                              the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Common Stock and/or Preferred Stock, Warrants and the Rollover Notes to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those securities, and (B) such other filings, including under Bermuda law, as may be necessary in connection with the consummation of the Exchange Offer in accordance with the terms of the Restructuring;

(v)                                 assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms (except insofar as indemnification for liability under securities and similar laws may be unenforceable as against public policy); and

(vi)                              it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b)           Each Security Holder further represents and warrants to the other signatories to this Agreement that:

(i)                                     as of the date of this Agreement, such Security Holder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Securities, set forth opposite such Security Holder’s name on Schedule 1 hereto, with the power and authority to vote and dispose of such Securities; and

(ii)                                  as of the date of this Agreement, such Security Holder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

(c)           Each Company further represents and warrants to the Security Holders that:

(i)                                     there are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against it or any of its direct or indirect subsidiaries or any of its current or former directors or officers that would give rise to a Material Adverse Effect, in each case that has not been disclosed in the Company SEC Documents or disclosed in writing to the Security Holders prior to the date hereof;

(ii)                                  since December 26, 2003, each Company has filed with the Commission any required Company SEC Documents.  The Solicitation Materials, including any financial statements or schedules included in the Solicitation Materials, at the time filed (and, in the case of registration statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Solicitation Materials amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) taken as a whole did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of Foster Wheeler Ltd. included in the Solicitation Materials at the time filed (and, in the case of registration statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Solicitation Materials amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended;

(iii)                               except (i) as and to the extent disclosed in the Solicitation Materials, or (ii) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by each Company of any of its obligations under this Agreement, each Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iv)                              there has not occurred or become known to the Companies any event, development or circumstance since the date of this Agreement that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonably be expected to have a material adverse effect on the Exchange Offer, in each case that has not been disclosed in the Solicitation Materials or disclosed in writing to the Security Holders prior to the date hereof;

(v)                                 (i) Foster Wheeler Ltd. has the authorized capitalization as set forth in the Form S-4; (ii) all the outstanding shares of capital stock or other equity interests of Foster Wheeler Ltd. and each subsidiary of each Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares and except as otherwise described in the Form S-4) and in the case of each subsidiary are owned directly or indirectly by each Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party; (iii) except as disclosed in the Solicitation Materials, there are no outstanding options with respect to Foster Wheeler Ltd. other than those issued after December 26, 2003 as set forth on Schedule 3 hereto;

(vi)                              following the consummation of the Exchange Offer and giving effect to the assumptions stated therein, the capitalization of Foster Wheeler Ltd. will be substantially as set forth in the Form S-4 under the heading “Capitalization” in the column entitled “As Adjusted for the Exchange Offer”;

(vii)                           all contributions and other payments required to be made by each Company to any benefit plans with respect to any period ending before or at or including the date hereof have been made; all liabilities for benefit plans as of December 26, 2003 have been or will be properly reflected in the Form S-4 in accordance with generally accepted accounting principles;

(viii)                        all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by each Company directly with the Security Holders without the intervention of any person on behalf of each Company in such manner as to give rise to any valid claim by any person against the Security Holders, each Company or any subsidiary for a finder’s fee, brokerage commission or similar payment (other than Rothschild Inc. and Saybrook Restructuring Advisors, LLC for whose fees, commissions and similar payments, the Companies have assumed all liability subject to the terms of the engagement letter of each);

(ix)                                all material facts relating to the business or condition of the Companies in each case taken as a whole have been disclosed to the Security Holders prior to the date hereof in connection with this Agreement; provided, that no representation or warranty is made with respect to any projections or forecasts provided to the Security Holders other than that they were prepared in good faith on the basis of reasonable assumptions; and no representation, warranty or statement contained in this Agreement and in the Solicitation Materials taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading;

(x)                                   all necessary actions, if any, by Foster Wheeler Ltd.’s board of directors to authorize any amendments required to be made to Foster Wheeler Ltd.’s organizational documents and the execution of any reverse stock split of Foster Wheeler Ltd.’s Common Stock have been duly taken other than convening a shareholder meeting at which the adoption of such measures is recommended;

(xi)                                there is no Series A Junior Participating Preferred Stock issued and outstanding as of the date hereof and, to the Company’s knowledge based on information provided by the parties hereto, the transactions contemplated hereby shall not confer upon holders of the Common Stock the right to purchase any interest in any Series A Junior Participating Preferred Stock;

(xii)                             (A) the affirmative vote of a majority of the votes cast by holders of the Preferred Stock and Common Stock, voting together as a single class at a duly called and quorate meeting of such shareholders is the only shareholder vote required to effect the Par Value Reduction and to increase the authorized capital of Foster Wheeler Ltd.; and (B)(i) the affirmative vote of a majority of the votes cast by holders of the Preferred Stock and the Common Stock, voting together as a single class at a duly called and quorate meeting of such shareholders; and (ii) the sanction of a resolution passed by the holders of a majority in number equal to three-fourths of the issued and outstanding Common Stock at duly called and quorate separate meeting of the holders of Common Stock are the only shareholder approvals required to effect a reverse split of its Common Stock on a proportionate one-for-four basis on such basis as is permitted by Bermuda law;

(xiii)                          upon issuance pursuant to the Exchange Offer, the Common Stock and the Preferred Stock (and upon conversion, the Common Stock into which the Preferred Stock will be convertible) shall be duly authorized, validly issued, fully paid and nonassessable; and

(xiv)                         the Warrants, when issued pursuant to the Exchange Offer, will be the duly authorized, legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

11.          Confidentiality.

(a)           This Agreement and the terms and conditions contained herein shall not be disclosed by the Companies to any person or entity without the prior written consent of each

Security Holder, such consent not to be unreasonably withheld; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement and provided further, that (i) the Companies may disclose the terms of this Agreement generally in the Solicitation Materials and may disclose the aggregate percentages of each class of Securities tendered and file a form of this Agreement without the schedules attached (unless requested to be disclosed by the Commission) as an exhibit to the Form S-4, in each case without disclosing the amount of such Security Holder’s holdings of securities and (ii) the Companies may issue a press release in form and substance reasonably satisfactory to the Security Holders describing the terms of this Agreement.

(b)           You acknowledge that the Security Holders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein.  The Security Holders shall not use confidential information obtained from you by virtue of the transactions contemplated by this Agreement or their other relationships with you in connection with the performance by the Security Holders of services for other companies, and the Security Holders will not furnish any such information to other companies.  You also acknowledge that the Security Holders have no obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to you, confidential information obtained from other companies.

12.          Indemnity.  The Companies shall indemnify each Security Holder and each of their respective affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors and agents (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, to which the Indemnitee may become subject arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or, the performance by the parties hereto of their respective obligations hereunder, (ii) the Restructuring or (iii) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee, or (y) constitute a loss by a Security Holder in the value of its investment in the Companies.  Promptly after receipt by an Indemnitee of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnitee will notify the Companies in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify the Companies will not relieve the Companies from any liability which the Companies may have hereunder or otherwise, except to the extent that such failure materially prejudices the Companies’ rights.  If the Companies so elect or are requested by such Indemnitee, the Companies will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the reasonable fees and disbursements of such counsel, and in such event such Indemnitee will cooperate in connection therewith as reasonably requested by the Companies (subject to the reasonable expenses of such Indemnitee being reimbursed by the

Companies as provided above).  In the event, however, such Indemnitee reasonably determines, upon the advice of counsel, that having common counsel with the Companies would present such counsel with a conflict of interest or if the Companies fail to assume the defense of the action or proceeding in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Companies will pay the reasonable fees and disbursements of one such separate counsel for the Indemnitees; provided, that where the parties to any action or proceeding include more than one Indemnitee and any Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee which are different from or additional to those available to each other Indemnitee, the Companies shall be obligated to pay the reasonable fees and expenses of each Indemnitee’s separate counsel. In any action or proceeding the defense of which the Companies assume, any Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

13.          Survival.  The provisions of this Agreement relating to the confidentiality and the provisions of Sections 12, 20, 21 and 22 hereof will survive the expiration or termination of any provision hereunder or this Agreement (including any extensions) and the execution and delivery of definitive documentation.

14.          Amendments and Modifications.  Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Companies and each Security Holder; provided, that any Security Holder that reasonably withholds its consent shall be deemed to no longer be party to this Agreement.

15.          No Waiver.  Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, nor does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its ownership of claims against or equity securities of the Companies or any of their subsidiaries.

16.          Further Assurances.  Each of the signatories to this Agreement hereby further covenants and agrees to cooperate in good faith to execute and deliver all further documents and agreements and take all further action that may be commercially reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

17.          Complete Agreement.  This Agreement constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof (including the No-Transfer Agreement dated as of April 8, 2004, as amended, between the Companies and the Security Holders named therein, but excluding (i) any confidentiality agreements entered into by the Security Holders and the Companies; (ii) the engagement letters entered into by the Companies and Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley and McCloy LLP, respectively, and (iii) the Commitment Letter dated February 4, 2004 between Foster Wheeler LLC and the purchasers named therein, in each case, as amended from time to time).  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

18.          Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Companies, at the address set forth below:

Foster Wheeler Ltd.

Foster Wheeler LLC

c/o Foster Wheeler Inc.

Perryville Corporate Park

Clinton, New Jersey 08809-4000

Telephone:  (908) 730-4000

Fax:  (908) 730-5300

Attention:  Raymond J. Milchovich

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036-4003

Telephone:  (212) 556-2100

Fax:  (212) 556-2222

Attention:  Lawrence A. Larose

if to a Security Holder, to the address set forth on Schedule 4, with a copy to the Security Holders’ counsel:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza
New York, New York  10005-1413

Telephone:  (212) 530-5000

Fax:  (212) 530-5219

Attention:  Dennis F. Dunne

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

19.          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York.

20.          Jurisdiction.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this

Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in State of New York.

21.          Consent to Service of Process.  Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address for notices set forth in Section 18.  Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

22.          Waiver of Jury Trial.  Each of the signatories to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

23.          Specific Performance.  It is understood and agreed by each of the signatories to this Agreement that money damages, including without limitation the payments, if any, to be made to the Security Holders pursuant to Sections 9(g), (h) and (i) hereof, would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

24.          Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

25.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  The agreements, representations and obligations of the Security Holders under this Agreement are, in all respects, several and not joint.

26.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.  Any Security Holder may become a party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

27.          No Third-Party Beneficiaries.  Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other person or entity shall be a third-party beneficiary hereof.

28.          Obligations Joint and Several.  The obligations of the Companies under this Agreement are absolute and unconditional, joint and several, notwithstanding anything to the contrary contained herein.

29.          Severability.  If one or more provisions of this Agreement are held to be unenforceable under the applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

FOSTER WHEELER LTD.

Name:
Title:

FOSTER WHEELER LLC

Name:
Title:

Security Holder:

By:
Name:
Title: